      As Filed with the Securities and Exchange Commission on July 26, 1996

                                                     Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              PROJECTAVISION, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                         ------------------------------

            Delaware                                        13-3499909
      ----------------------                            ----------------
      (State or other juris-                            (I.R.S. Employer
       diction of incorpora-                              identification
       tion or organization)                                  number)


          TWO PENN PLAZA, SUITE 640, NEW YORK, NEW YORK, (212) 971-3000
          -------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                     MARVIN MASLOW, CHIEF EXECUTIVE OFFICER
             MARTIN HOLLERAN, PRESIDENT AND CHIEF OPERATING OFFICER
                              PROJECTAVISION, INC.
               TWO PENN PLAZA, SUITE 640, NEW YORK, NEW YORK 10121
                                 (212) 971-3000
                   ------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                           CLIFFORD A. BRANDEIS, ESQ.
                          ZUKERMAN GORE & BRANDEIS, LLP
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 223-6700
                               Fax (212) 223-6433

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of the registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box .                         |X|
                                                         (continued overleaf)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
|                          |                    |                       |      Proposed              |                             |
|                          |                    |     Proposed          |      Maximum               |                             |
| Title of each            |    Amount          |     Maximum           |      Aggregate             |       Amount of             |
| class of securities      |    to be           |     Offering Price    |      Offering              |       Registration          |
| to be registered         |    Registered      |     Per Share (1)     |      Price (1)             |       Fee                   |
 ----------------------------------------------------------------------------------------------------------------------------------
|                          |                    |                       |                            |                             |
| Common Stock,            |                    |                       |                            |                             |
|  Par Value               |                    |                       |                            |                             |
|  $.0001 Per Share        |    2,242,850       |     $3.00             |      $6,728,550            |       $2,320.19             |
 ----------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a future amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS-REFERENCE SHEET

                             Pursuant to Item 501(b)

Item Number and Caption                            Location or Heading
in Form S-3                                        in Prospectus
- -----------------------                            --------------------

1.   Forepart of Registration Statement and        Facing Page of Registration
     Outside Front Cover Page of Prospectus.       Statement; Cover Page of
                                                   Prospectus.

2.   Inside Front and Outside Back Cover           Inside Front and Outside Back
     Pages of Prospectus.                          Cover Pages of Prospectus.

3.   Summary Information, Risk Factors and         Prospectus Summary; The
     Ratio of Earnings to Fixed Charges.           Company; Risk Factors.

4.   Use of Proceeds.                              Prospectus Summary.

5.   Determination of Offering Price.              *

6.   Dilution.                                     *

7.   Selling Security Holders.                     Cover Page; Selling
                                                   Shareholders.

8.   Plan of Distribution.                         Cover Page; Plan of
                                                   Distribution.

9.   Description of Securities to be               Incorporation of Certain
     Registered.                                   Documents by Reference;
                                                   Description of Capital Stock.

10.  Interests of Named Experts and                *
     Counsel.

11.  Material Changes.                             The Company; Risk Factors;
                                                   Description of Capital Stock.

12.  Incorporation of Certain Information          Incorporation of Certain
     by Reference.                                 Documents by Reference.

13.  Disclosure of Commission Position on          *
     Indemnification for Securities Act
     Liabilities.


- --------------
* Omitted as not applicable.

                   SUBJECT TO COMPLETION, DATED JULY 26, 1996

PROSPECTUS

                              PROJECTAVISION, INC.

                        2,242,850 shares of Common Stock,
                           $.0001 par value per share

                            ------------------------

         This Prospectus relates to (i) up to 2,000,000 shares of common stock, $.0001 par value (the "Common Stock"), of Projectavision, Inc., a Delaware corporation (the "Company"), issuable upon the conversion of up to 7,500 shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock") issued to a single institutional investor, and (ii) up to 242,850 shares of Common Stock issuable upon the exercise of 242,850 common stock purchase warrants (the "Warrants") issued to, and which may be exercised and offered from time to time, by the holders of the Warrants. The shares of Common Stock registered hereunder and issuable upon the conversion of the Series C Preferred Stock and the exercise of the Warrants are sometimes hereinafter collectively referred to as the "Securities." The holders of the Warrants and the Series C Preferred Stock are sometimes hereinafter collectively referred to as the "Selling Stockholders." All costs in connection with the registration of the Securities are being borne by the Company. The Company will not receive any of the proceeds from the sale of the Securities pursuant to this Prospectus, although the Company will receive net proceeds from the exercise of Warrants equal to the exercise prices thereof which range from $3.3125 to $3.75 per share.

         The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "PJTV." The Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") and Redeemable Common Stock purchase warrants (the "Public Redeemable Warrants") are also quoted on the Nasdaq SmallCap Market under the symbols "PJTVP" and "PJTVW," respectively. The last reported closing bid and asked prices of the Common Stock on Nasdaq on July 24, 1996 were $2 15/16 and $3 1/16 per share, $4 and $4 1/4 per share for the Series B Preferred Stock, and $4 and $5 per share for the Public Redeemable Warrants.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD TO LOSE THEIR
ENTIRE INVESTMENT.  THE COMPANY HAS INCURRED SUBSTANTIAL
OPERATING LOSSES.  SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES

COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO
MAKE SUCH OFFER IN SUCH STATE.

         The Selling Stockholders directly or through agents, dealers or underwriters to be designated from time to time may sell the Securities on terms to be determined at the time of sale. To the extent required, the number of Securities to be sold, the respective purchase price and public offering price, the name of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in and accompanied by a Prospectus Supplement. See "Plan of Distribution."

         The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of their shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits on the resale of the Selling Stockholders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Securities during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the Securities.

               The date of this Prospectus is ____________, 1996.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company incorporates herein by reference the following documents heretofore filed with the Commission: the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995; and the Quarterly Report of the Company on Form 10-Q for the period ended March 31, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         The Company will provide, without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into the Prospectus. Such written requests should be directed to the Secretary of the Company at Two Penn Plaza, Suite 640, New York, New York 10121, (212) 971-3000.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

The Company

         The Company, Projectavision, Inc., is in the business of identifying, developing, patenting, supporting and marketing technical inventions in the electronic display information industry.

         The Company's principal offices are located at Two Penn Plaza, Suite 640, New York, New York 10121, telephone (212) 971-3000.

The Offering

         Up to 2,242,850 shares of Common Stock are being offered pursuant to this Prospectus which may be offered from time to time by the Selling Stockholders for their own account.

Plan of Distribution

         The Selling Stockholders, directly or through agents or underwriters, may offer and sell from time to time all or any part of the Securities held by them in amounts and on terms to be determined or at quoted prices then prevailing on the Nasdaq SmallCap Market. See "Plan of Distribution."

                                  RISK FACTORS


         Investment in the Company's securities involves a high degree of risk. Investors should carefully consider the following factors, among others, relating to the Company.

         Development Stage Company and Accumulated Deficit; Qualified Auditor's Opinion; No Assurance of Profitability. The Company has been in the development stage since its inception in 1988 and, to date, its sole revenues received have been (i) $1,000,000 received in 1989 from the United States Advance Research Projects Agency (then known as the Defense Department Advance Research Projects Agency) ("ARPA") to develop certain projection technology which could be used in a high definition television projector, (ii) $105,000 in royalty income in 1993 from licensing agreements, and (iii) $200,000 in royalty income in 1995 from licensing agreement. Primarily as a result of work performed in developing its own and supporting certain other technologies, the Company has sustained losses aggregating $22,112,380 from its inception to March 31, 1996. The Company has continued to incur losses since March 31, 1996. As of March 31, 1996, the Company had available for Federal income tax purposes net operating loss carryforwards of approximately $22,000,000. The Internal Revenue code of 1986, as amended, may impose certain restrictions of the amount of net operating loss carryforwards which may be used in any year by the Company.

         As a development-stage company, the Company continues to experience difficulties encountered by any company in the development stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated development, testing, production and marketing problems, costs and competition. Accordingly, the report of the Company's independent auditors with respect to the Company's audited financial statements as of and for the period ended December 31, 1995 contains an explanatory paragraph to the effect that successful completion of the Company's development program, and ultimately the attainment of profitable operations, is dependent upon future events including maintaining adequate financing to fulfill its development activities and achieving a level of revenue adequate to support the Company's cost structure. There can be no assurance that the Company will ever generate sufficient revenues to meet expenses, or to operate profitably.

         Dependence on Third-Party Licenses; Unproven Products. The Company has produced a demonstration prototype of its patented front/rear projection television computer known as the "Digital Home Theater(TM)" and has entered into arrangements with third parties for the manufacture, marketing and distribution of its Digital Home Theater(TM). The Company has also formed a non-exclusive strategic corporate partnership and entered into an agreement with Texas Instruments pursuant to which Texas Instruments has agreed to supply its Digital Light Processor (the "DLP") to the Company as a component part of the Company's Digital Home Theater(TM). The Company has also entered into contract manufacturing agreements with C-MAC Industries, Inc. and LDM Technologies, Inc. for the manufacture and assembly of certain other components of its Digital Home Theater(TM). Further, the Company has also entered into a distribution agreement with Nobody Beats the Wiz, a dominant consumer electronics retailer in the northeastern United States, for the distribution and retail sale of its Digital Home Theater(TM). The Company is dependent on all of the foregoing arrangements in order to successfully manufacture, market and distribute the Digital Home Theater(TM). Moreover, the Company's Digital Home Theater(TM) is presently an unproven product, has not yet been manufactured or distributed, and there is no assurance that it will receive acceptance in the marketplace from its intended users. In addition, the Company may seek other applications of its technologies, although there can be no assurance that the Company will be successful in applying its technologies in other areas.

         The Company is also currently a party to two (2) royalty bearing, non-exclusive patent license agreements with respect to its video projection technologies and presently intends to enter into other similar, patent license agreements, although there can be no assurances that the patent licenses that the Company has entered into will be profitable or that the Company will be able to enter into additional patent licenses on terms and conditions acceptable to the Company, or at all.

         Dependence on Untested Device by Sole Supplier. The DLP, an essential part of the Company's Digital Home Theater(TM), is based upon and incorporates a Digital Micromirror Device ("DMD") that has been developed by Texas Instruments. The Company will be relying solely on Texas Instruments to produce the DLP and there can be no assurance that Texas Instruments will be able or willing to produce the DLP in significant qualities to satisfy the Company's immediate and/or long-term needs. Although the Company is also pursuing LCD-based alternatives to the DLP, there can be no assurance that any such alternatives will prove to be viable.

         Dependence on Key Employees. The Company is dependent, to a substantial degree, on the financial and managerial expertise of its Chief Executive Officer and Chairman of the Board, Mr. Marvin Maslow and its President and Chief Operating Officer, Mr. Martin Holleran. The loss of the services of either of Mr. Maslow or Mr. Holleran could have a material adverse effect upon the Company's operations. The Company has purchased a "key-man" life insurance policy on the life of Mr. Maslow in the amount of $500,000, and is the sole owner and beneficiary of such policy. The Company has also purchased a "key-man" life insurance policy on the life of Mr. Holleran in the amount of $500,000, and is the sole owner and beneficiary of such policy.

         Technological Change. The television and video display industry and other industries and markets in which the Company is pursuing applications of its technologies are subject to rapid and significant changes. There can be no assurance that technological changes will not occur that may render the Company's products and present technologies obsolete.

         Competition. The television and video display industry is highly competitive. The Company's television projection systems will compete with giant screen, big screen and conventional size televisions sold under a variety of brand names. Competitive features will include picture quality, image brightness, clarity, image-size, pricing, product size and design, weight, technology, brand name recognition and manufacturing, marketing and distribution capabilities. Most of the Company's competitors and potential competitors have and will have far greater financial resources, research and development facilities, manufacturing and marketing experience, distribution and sales networks, established customer bases, and greater brand name recognition than the Company currently has. Although there can be no assurances, the Company expects that it will be able to compete successfully against its competitors on the basis of its proprietary projection technologies and anticipated patent portfolio, product size and weight, price and picture quality.

         Proprietary Rights. The Company is the owner of seven (7) United States patents and twenty-three (23) foreign patents. In addition, the Company has also filed for further patent protection in various foreign countries for improvement to its technologies and for protection of related technologies. Notwithstanding the Company's patent or pending patent applications, there can be no assurance that others have not developed similar technologies without the Company's knowledge, or that pending applications with respect to any similar technologies will be allowed, or that others will not independently develop similar technologies, duplicate the Company's technologies or design around the patented aspects of the Company's technologies. In addition, in the event the Company's products are based upon the DLP developed by Texas Instruments, the Company will also be dependent to a certain extent on the efficacy of Texas Instruments' patents relative to DLP, of which there can be no assurance. The Company has not conducted any independent analysis of such patents owned by Texas Instruments. Even though the Company has been issued patents, challenges may be instituted by third parties as to the validity, enforceability and infringement of the patents. In the event that others are able to design around the Company's patents, the Company's business could be materially and adversely affected. Further, in connection with the Company's termination of Mr.

Eugene Dolgoff, a founder and former President and Chief Scientist of the Company, Mr. Dolgoff has alleged, among other things, certain ownership rights with respect to the Company's technologies. See "Litigation" below.

         The cost of the litigation to uphold the validity and enforceability and prevent infringement of the Company's patents can be substantial. The Company's patent counsel, Anderson Kill Olick & Oshinsky, P.C., has conducted a study to determine whether the manufacture, use or sale in the United States of the projector would infringe patents of others. The study reviewed patents covering active matrix LCDs, optics and LCDs and various electronic and optical components used in conjunction with video display systems. Counsel has determined that the combination of features disclosed in the Company's patent application would not constitute literal infringement of the patents reviewed.

         Counsel also has reviewed certain of the patents covered by the literal infringement study to determine whether the combination of features described in the Company's application would infringe such patents under the doctrine of equivalents. Under this doctrine, a product which does not literally infringe a patent because it does not have all features of any of the patent claims might, nevertheless, be deemed to infringe such patent, if and only if the difference between the patented product and accused products are unsubstantial. Counsel has concluded that the combination of features described in the Company's patent application would not infringe any of the patents included in counsel's doctrine of equivalents study under the doctrine of equivalents. With respect to those patents which were not included in the doctrine of equivalents study, counsel has advised the Company that even if the combination of features described in the Company's application would infringe such patents under the doctrine of equivalents it is likely that either (i) suitable non-infringing alternative components would be available, or (ii) the Company will be able to obtain a license from the owner of such patent. In order for the Company to obtain such a license it may be necessary for the Company to grant a cross license of the Company's patent-pending technologies to a potential licensor.

         Counsel also has reviewed the patents to determine whether the components of the Company's video display systems set forth in the Company's patents constitute literal infringement of the other patents reviewed. Counsel has concluded that the manufacture, use or sale in the United States of the Projector including such components would not constitute literal infringement of the patents reviewed; however, Counsel will not be able to determine whether the components of the Projector would infringe the remaining patents reviewed until certain components to be used in the Projector are definitively selected. Counsel has not reviewed the patents to determine whether the components of the Projector disclosed in the Company's patent application would constitute infringement of the patents directed to such components under the doctrine of equivalents. However, counsel has advised the Company that, as a matter of law, any component purchased from a seller in the normal course of business ("off the shelf") is purchased with a warranty from the seller that such component does not constitute literal or equivalents infringement of patents of others. In addition, counsel has advised that if the Company arranges to have certain components manufactured to its specifications and, therefore, is not deemed to have purchased such components off the shelf it is likely that either (i) the seller of such component will indemnify the Company from patent infringement claims, or (ii) the Company will be able to obtain a license from the owner of the patent which is infringed. However, there can be no assurance that the Company will enter into any such arrangements and if the Company is unable to enter into such arrangements, its business may be adversely affected.

         In some cases, the Company may rely on trade secrets to protect its innovations. There can be no assurance that trade secrets will be established or that others will not independently develop similar or superior technologies. The Company will require and has required employees, Directors, consultants and other third parties to whom confidential information has been or will be disclosed, to agree to keep the Company's proprietary information confidential and to refrain from using such information in any manner that is adverse to the Company's interest. However, there can no assurance that such agreements will be complied with or will be enforceable.

         The Company is the owner of the trade name Projectavision, Inc. The Company filed an intent-to-use application for the PROJECTAVISION(TM) trademark for video projection systems in the United States on December 19, 1989. In order to maintain rights to the trademark for a period exceeding three (3) years from the date of the Notice of Allowance of such application, a second intent-to-use application for the PROJECTAVISION(TM) trademark was filed on June 1, 1991. This second intent-to-use application recently became a use based application upon the filing of a statement of use on June 26, 1996. The Company has been advised by its intellectual property counsel that the existence of a pending intent-to-use application significantly inhibits the ability of a third party to obtain a registration for the Company's pending trademark.

         The Company also filed an application to protect the PROJECTAVISION(TM) trademark in Japan on February 15, 1990. This application was granted on October 31, 1995. The Company has filed intent-to-use trademark applications for the marks DEPIXELATE, DEPIXELATING, DEPIXELIZE and DEPIXELIZING on May 30, 1995 with the U.S. Patent and Trademark Office. The Company has also filed an intent-to-use application for the mark CHAMELEON on May 12, 1995. The Company has also filed an intent-to-use application for HOMEMEDIA on May 16, 1995. The Company has also filed intent-to-use applications for HI-BRED and INTERTAINMENT on March 25, 1996.

         The Company has filed an intent-to-use application for the mark THE CLOSER YOU GET THE BETTER WE LOOK on May 16, 1995.

         The Company has filed an intent-to-use application for the mark DIGITAL HOME THEATER and DISPLAY TOP on June 21, 1997.

         The Company has filed community trademark applications with the European Trademark Office on April 1, 1996 for the following marks: CHAMELEON, DEPIXELATE, DEPIXELATING, DEPIXELATION, DEPIXELIZE, DEPIXELIZING, HOMEMEDIA, HI-BRED, INTERTAINMENT, PROJECTAVISION and THE CLOSER YOU GET THE BETTER WE LOOK.

         Confidentiality. The Company may rely on trade secrets to protect its innovations. There can no assurance that trade secrets will be established, or that others will not independently and lawfully develop similar or superior technologies. The Company will require employees, Directors, consultants and other third parties to whom confidential information has been or will be disclosed to agree to keep the Company's proprietary information confidential and refrain from using such information in any manner that is adverse to the Company's interest. The officers and certain employees of the Company are also required to agree not to compete with the Company for periods ranging from one to two years after the termination of their employment. However, there can be no assurance that such confidentiality or non-compete agreements will be complied with or will be enforceable.

         Underwriters Laboratories Listing. The Company will seek to have its products listed by Underwriters Laboratories Inc. UL is a not-for-profit independent organization which tests numerous consumer and commercial products for compliance with nationally recognized safety standards. Listing of a product by UL indicates that samples of that product have been tested to such safety standards and found to be reasonably free from foreseeable risk of fire, electric shock and related hazards. Under the laws of certain states the Company will not be permitted to sell the Projector without obtaining and maintaining a UL listing. Even in those states where the Company is not required by law or otherwise to obtain UL listing, if it is unable to obtain and maintain UL listing on an ongoing basis its ability to market and sell the Projector may be adversely affected.

         Product Liability. Once any of the Company's products are marketed, product liability claims relating to such products may be asserted against the Company. If such claims are asserted, there can be no assurance that the Company will have sufficient resources to defend against any such claim and, there can be no assurance that any insurance can be obtained or maintained at an acceptable cost or, if obtained, that it will be sufficient to cover potential claims. The Company presently intends to obtain adequate liability insurance prior to marketing any of its products, although the precise terms and costs with respect thereto cannot be determined until such time as the Company has determined and finalized the method of production and distribution. For instance, in the event that the Company enters into a joint venture or other arrangement with a third party with respect to a Company product or if the Company licenses a product to a third party, the Company intends to require such joint venturers or licensees to maintain product liability insurance. However, there can be no assurance that such joint venturers or licensees will agree, or will be able to obtain or maintain insurance at an acceptable cost, or that if such insurance is obtained, it will be adequate to cover the Company's potential liability.

         Nasdaq Listing and Maintenance. The Company's Common Stock (along with its Public Redeemable Warrants and Series B Preferred Stock) is traded in the over-the-counter market on the Nasdaq SmallCap Market. If for any reason, however, the Company's Common Stock is not eligible for continued listing, Common Stock acquired by the Selling Stockholders either upon conversion of the Preferred Stock or upon exercise of Warrants may not be readily marketable. Under the rules of the National Association of Securities Dealers, Inc. ("NASD"), or in order to quality for continued quotation of securities on the Nasdaq SmallCap Market, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirement for continued quotation on the Nasdaq SmallCap Market, trading, if any, in the Common Stock acquired upon the conversion of the Preferred Stock or upon exercise of the Warrants would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants.

         In addition, if the Common Stock acquired on conversion of the Preferred Stock or upon exercise of the Warrants are removed from the Nasdaq SmallCap Market, transactions involving the sale of the Company's Common Stock could be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as persons with assets in excess of $1,000,000 or annual income exceeding

$200,000 individually or $300,000 together with their spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of the Selling Stockholders, and purchasers of the Selling Stockholders' Common Stock to sell the Company's securities in the secondary market.

         The Commission has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole marketmaker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Transactions in a Nasdaq-listed security would be exempt from all but the sole marketmaker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a Nasdaq security directly with a Nasdaq marketmaker for such securities would be subject only to the sole marketmaker disclosure and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

         The above-described rules may materially adversely affect the liquidity of the market of the Company's securities.

         Litigation. In April of 1995, the Company and Jules Zimmerman, Richard Hickok, Dr. Craig Fields, Marvin Maslow, Martin Holleran and Sherman Langer (who is an employee of the company) were sued by Eugene Dolgoff, a founder and former officer and employee of the Company. Mr. Dolgoff currently remains a director of the Company. Mr. Dolgoff alleges claims for breaches of his employment agreement, wrongful discharge, tortious interference, libel and slander, and declaratory relief with respect to the ownership of the Company's technologies, claiming that he has certain rights with respect to the Company's technologies, breach of contract with regard to a patent assignment agreement, a constructive trust or unjust enrichment, or replevin, conversion, the right to obtain access to corporate records, and for a declaration regarding his status as an officer. Mr. Dolgoff seeks damages, punitive damages and equitable relief totalling in excess of $100 million. The Company vigorously denies all of Mr. Dolgoff's allegations and believes that it has meritorious defenses with respect to all of Mr. Dolgoff's claims.

         In June of 1995 and August of 1995, two class action suits were filed against the Company as well as certain of its officers and directors by stockholders of the Company. In October of 1995 the plaintiffs in the second action joined as plaintiffs in the first action. The second action is to be dismissed without prejudice. The class action suit alleges numerous violations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, violations of Section 10(b) of the Exchange Act. The suit also alleges claims for negligent misrepresentation and for common law fraud and deceit. The Company vigorously denies all of the allegations and believes that it has meritorious defenses to all such allegations.

         In May of 1996, two of the eleven purchasers of the convertible debt issued by the Company in a financing completed in February, 1996 pursuant to Regulation S have commenced a lawsuit against the Company in which they sought, among other things, orders requiring the Company to convert their convertible debt into Common Stock of the Company. The Company believes that it has meritorious defenses to the plaintiffs' allegations and demands and is vigorously defending these lawsuits on the grounds, among others, that the plaintiffs are not "U.S. persons" within the meaning of Regulation S, and that they engaged in a manipulation of the market in the Company's securities, and that they breached their agreements with the Company.

         In May of 1996, a suit was filed by an individual investor against the Company and Marvin Maslow alleging fraudulent inducement in connection with the plaintiff's purchase of the Company's securities. The Company vigorously denies all of plaintiff's allegations and believes that it has meritorious defenses.

         Except as set forth above, the Company is not presently a party to any litigation nor, to the knowledge of management, is any material litigation threatened against the Company.

                                   THE COMPANY

General

         The Company was formed to capitalize on, and is designed to generate revenues and profits primarily from, the licensing of its proprietary technologies and inventions to manufacturers. The Company is in the business of identifying, developing, patenting, supporting and marketing technologies and inventions in the electronic display information industry. The Company plans to introduce its first product, the Digital Home Theater(TM), in late 1996. The Digital Home Theater(TM) is a versatile, large-screen projection system that offers consumers both a T.V. and computer display screen in family usable sizes. The Company's Digital Home Theater(TM) incorporates a 60" rear-projection television with a front-projection system and a large-screen SVGA computer monitor, all in one product, which has the capability of producing image sizes ranging from 60 to 200 inches in diameter. The product, which will initially retail under the Company's own brand name for approximately $7,000 each, is designed to be purchased in a three box set and can be taken home and assembled by the consumer without tools. The Digital Home Theater(TM) integrates Texas Instruments' DLP projection technology with the Company's patented dual use "docking station," an innovative cabinet design allowing for interchangeable use of rear and front projection. The Company has entered into an agreement with Nobody Beats the Wiz, a dominant retailer in the northeast, for the sale and distribution of its Digital Home Theater(TM). Although there can no assurances, the Company believes that its agreement with Nobody Beats the Wiz is the first of a number of retail sales and distribution agreements which the Company will enter into with various retailers for its Digital Home Threater(TM).

Recent Financings

         In February, 1996, the Company completed a private placement to non-U.S. investors in accordance with Regulation S promulgated under the Securities Act in which it issued an aggregate of $10,000,000 of unsecured convertible debentures (the "Convertible Debentures") resulting in net proceeds to the Company of $9,500,000. The Convertible Debentures bore interest at the rate of 8% per annum, payable quarterly in arrears until the principal is paid in full or has been converted. After sixty (60) days from issuance, up to 50% of the Convertible Debentures were convertible into Common Stock, at the option of the holder, and after ninety (90) days, all or any portion of the Convertible Debentures were convertible into Common Stock at the option of the holder. The conversion price of the Convertible Debentures were equal to 75% of the then current market price per share of the Common Stock. The Convertible Debentures matured in three (3) years, at which time any Convertible Debentures then outstanding are repayable by the Company in cash or in the

Company's Common Stock, at the sole option of the Company. The Company has converted or refinanced the majority of the Convertible Debentures, as more fully described below. The Company is currently in litigation with two of the eleven pruchasers of the Convertible Debt representing an aggregate of $1,700,000 worth of Convertible Debentures.

         In June of 1996, the Company issued an aggregate of $7,500,000 of its Series C Preferred Stock to an Austrian financial institution pursuant to Regulation D promulgated under the Securities Act, resulting in net proceeds to the Company of $7,000,000. Approximately 67% of the net proceeds from the sale of the Series C Convertible Preferred Stock were used to repurchase a majority of the outstanding Convertible Debentures (plus accrued interest thereon) that had not yet been converted as of June 14, 1996. Approximately 31% of the Convertible Debentures had been converted into 1,620,758 shares of the Company's Common Stock prior to the Company effected such repurchase. The Company has, to date, repurchased approximately $4,700,000 worth of the Convertible Debentures and is currently in litigation with the remaining three holders of the Convertible Debentures in the aggregate principal amount of $1,700,000. See "Risk Factors - Litigation." For a description of the terms and conditions of the Preferred Stock, see "Description of Capital Stock - Preferred Stock - Series C Preferred Stock."

         In connection with the sale of the Preferred Stock the Company also issued 750,000 common stock purchase warrants to the purchaser of the Series C Preferred Stock; 250,000 of which are exercisable commencing December 31, 1997 for $5.00 per share; 250,000 of which are exercisable commencing December 31, 1998 for $3.75 per share; and 250,000 of which are exercisable commencing December 31, 1999 for $2.50 per share. All of the Warrants are exercisable for three (3) years.

                                               SELLING STOCKHOLDERS

         The following table sets forth, as of the date hereof, the number of the Company's shares of Common stock beneficially owned by each Selling Stockholder, the number of shares of Common Stock that are to be offered and sold by each Selling Stockholder pursuant to this Prospectus, and the amount and percentage of shares to be beneficially owned by each Selling Stockholder after the offering assuming all shares being offered pursuant to this Prospectus are sold.


                                                                                               Number of           Number of
                                                                                               Shares              Warrants
                                    Number of         Number of                                Beneficially        Beneficially
                                    Shares Owned      Warrants             Number of           Owned               Owned
                                    Prior to          Owned Prior          Shares to           After this          After this
Name and Address                    Offering (1)      to Offering          be Offered (1)      Offering(2)         Offering(3)
- ----------------                    ------------      -----------          --------------      -----------         -----------

RBB Bank AG
Burgring 16
Salzburg, Austria                   2,000,000         750,000              2,000,000              0                750,000

Kilieba Holdings, Inc.
102 Langea Herrendaise
Antwerp, Belgium 2018                       0          32,500                 32,500              0                      0

Everest Capital
  Investments, Ltd.
20 Parliament St.
P.O. Box HM2458
Hamilton HMJX
Bermuda                                     0          33,000                 33,000              0                       0

Everest Capital
  International, Ltd.
20 Parliament St.
P.O. Box HM2458
Hamilton HMJX
Bermuda                                     0          67,000                 67,000              0                       0

Mediasia, Ltd.
7 Kelewa Rd.
Penang
West Malaysia                               0          25,000                 25,000              0                       0

Lake Management, LDC
Field Security (Cayman) CDC
P.O. Box 705 G.T.
Butterfield House,
  Fort Street
Grand Cayman,
  Cayman Islands                            0          25,000                 25,000              0                      0

Midland Walwyn Capital, Inc.
BCE Place
181 Bay Street, Suite 500
Toronto, Ontario M5J 2V8
Canada                                      0          25,000                 25,000              0                      0

Richard Stone, Esq.
52 East End Avenue
New York, NY 10022                          0          25,000                 25,000              0                      0
                                    ---------         -------              ---------          -----                  -----


TOTAL                               2,000,000         992,850              2,242,850              0                      0



- ----------------
(1) Assumes that the Series C Preferred Stock is convertible into 2,000,000 shares of Common Stock and all shares of Common Stock issuable upon conversion of the Series C

         Preferred Stock is beneficially owned by the Selling Stockholder.

(2) Assumes all of the Common Stock being offered pursuant to this Prospectus are sold by the Selling Stockholder.

(3) Assumes all of the warrants beneficially owned by the Selling Stockholder are exercised and the shares of Common Stock issuable upon such exercise are offered for sale and sold by the Selling Stockholder.

                              PLAN OF DISTRIBUTION

         The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders pursuant to this Prospectus. The securities offered by this Prospectus may be sold from time to time by all of the Selling Stockholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

         The Selling Stockholder through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         At the time a particular offer of the shares is made by or on the behalf of a Selling Stockholder, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         The shares of Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and any underwriters.

         In order to comply with the applicable securities laws of certain states, if any, the shares of Common Stock will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the shares of

Common Stock may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the shares of Common Stock.

         The Company will pay all of the expenses incident to the registration of the shares of Common stock other than any fees or expenses of any counsel retained by the Selling Stockholders and any out of pocket expenses incurred by the Selling Stockholders or any person retained by the Selling Stockholders in connection with the registration of the shares, fees and expenses of compliance with state securities or blue sky laws and commissions and discounts of underwriters, dealers or agents, if any. The expenses payable by the Company are estimated to be $20,000.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized securities of the Company consists of 30,000,000 authorized shares of Common Stock, par value $.0001 per share, 14,156,093 shares of which were outstanding as of July 24, 1996; and 1,000,000 authorized shares of preferred stock of which 100 shares of Series A Preferred Stock were outstanding, 85,458 shares of Series B Preferred Stock were outstanding and 7,500 shares of Series C Preferred Stock were outstanding on July 24, 1996.

Common Stock

         Holders of Common Stock are entitled to dividends from funds available therefor when, as and if declared by the Board of Directors of the Company and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company after any priority distribution to which holders of Series B Preferred Stock are entitled has been distributed. Holders of Common Stock do not have preemptive, subscription or conversion rights. There are no redemption of sinking fund provisions in the Company's Restated Certificate of Incorporation. All shares of Common Stock to be sold by the Company in this Offering will be fully paid and nonassessable.

         Holders of Common Stock are entitled to one (1) vote for each share of Common Stock held on record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights.

Preferred Stock

         Series A Preferred Stock

         The Company has issued one hundred (100) shares of Series A Preferred Stock, par value $.01 per share, to Martin D. Fife in connection with the Merger. No other shares of Series A Preferred Stock are authorized or outstanding. The holder of Series A Preferred Stock is entitled to a preference of $1,000 per share ($100,000 in the aggregate) upon the liquidation, dissolution or winding up of the affairs of the Company prior to any distributions to which holders of Common Stock are entitled. After receipt of such preferential distributions, the holder of Series A Preferred Stock, as such, will not be entitled to any additional distributions. Except as required by law, the holder of Series A Preferred Stock is not entitled to vote, receive dividends and does not have any preemptive, subscription, conversion or redemption rights.

         Series B Preferred Stock

         The Company has issued and outstanding 385,458 shares of Series B Preferred Stock as of July 24, 1996. The terms of the Series B Preferred Stock are set forth in the Certificate of Designation and Preferences (the "Series B Certificate") which is summarized below.

         Voting Rights

         The Series B Preferred Stock has no voting rights except as provided by law.

         Dividends

         Holders of shares of Series B Preferred Stock are entitled to receive, of, when and as declared by the Board of Directors out of funds legally available therefor, cumulative annual dividends of $.40 per share or eight percent (8%) per annum (based upon a liquidation preference of $5.00 per share) solely in Common Stock. Such dividends shall be payable semi-annually on March 9th and September 9th of each year, to holders of record as of a record date no more than fifty days prior to such dividend payment date as may be fixed by the Board. Dividends on the Series B Preferred Stock will be cumulative and will accrue from the date of initial issuance. Holders of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

         If the Company pays all or any portion of a dividend in Common Stock, the number of shares of Common Stock to be issued by the Company in payment of such portion shall be the dollar amount of such portion divided by the Computed Price (as defined below) of the Common Stock.

         The "Computed Price" of a share of Common Stock, as defined in the Series B Certificate, means the price equal the average Closing Sale Price of the Common Stock for the twenty (20) consecutive trading days ending on the fifth trading day prior to the applicable dividend payment date.

         For purposes of this provision, the "Closing Sales Price" of the Common Stock on any date means the closing sale price (or if no such price is reported, the closing bid price) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by NASDAQ or the National

Quotation Bureau Incorporated, or if the Common Stock is not so listed and such closing sale price and closing bid are not reported by NASDAQ or the National Quotation Bureau Incorporated, then such price shall be determined by the Board in good faith, such determination to be conclusive.

         No interest or sum of money in lieu of interest shall be payable in respect to any dividend payment or payments which may be in arrears.

         Under Delaware law, cash dividends may be paid only out of unrestricted and unreserved earned surplus, except that cash dividends may be paid on the Series B Preferred Stock, in the absence of earned surplus, out of unrestricted capital surplus in discharge of cumulative dividends. Stock dividends require the availability of surplus at least to the extent of the aggregate par value of the shares issued.

         Conversion

         Each share of Series B Preferred Stock may be converted by the holder into one (1) share of Common Stock, subject to adjustment, commencing September 9, 1993.

         The conversion rate is subject to adjustment upon the occurrence of certain events, including (i) the payment of a dividend in shares of Common Stock to holders of Common Stock or a dividend to holders of Common Stock payable in shares of the Company's capital stock other than Common Stock; (ii) the subdivision or combination of outstanding share of Common Stock; (iii) issuance to all holders of Common Stock of rights and Public Redeemable Warrants entitling them for a period of not more than forty-five (45) days to purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the then current per share market price for such Common Stock; and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets (excluding cash dividends) or rights or Public Redeemable Warrants (other than those referred to above). No adjustment of the conversion rate will be required until cumulative adjustments would require an increase or decrease of at least 1% in the number of shares of Common Shares into which each share of Series B Preferred Stock is then convertible. No adjustment of the conversion rate will be made for cash distributions or cash dividends.

         The Company also has the option, exercisable at any time, to increase the conversion rate, so long as such increase is for a minimum period of twenty
(20) days and is irrevocable during such period and the Company notifies holders of Series B Preferred Stock at least fifteen (15) days prior to the date on which the reduced conversion price takes effect.

         In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, in case of any statutory exchange of securities with another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets of the Company, there will be no adjustment of the conversion rate but each holder of a share of Series B Preferred Stock then outstanding will have the right thereafter to convert such share solely into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance by a holder of the number of shares of Common Stock into which each such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, statutory exchange, sale or conveyance, assuming such holder of Common Stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance (provided, that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance is not the same for each non-electing share, as to the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by plurality of the non-electing share). In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Series B Preferred Stock would thereafter be limited to converting the Series B Preferred Stock at the conversion rate in effect at such time into the same amount of cash per share that such holder would have received had such holder converted the Series B Preferred Stock into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received on conversion could be more or less than the liquidation preference of the Series B Preferred Stock.

         Liquidation Rights

         In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock shall be entitled to receive, from the Company's assets available for distribution to shareholders, $5.00 per share plus accrued and unpaid dividends to the date fixed for distribution before any distribution of assets may be made to holders of Common Stock or any other class of stock of the Company or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. If upon any liquidation, dissolution or winding up of the company, the amounts payable with respect to the Series B Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Such liquidation rights are not triggered by any consolidation or merger of the Company with or into any other corporations, or by any sale, transfer or lease of all or substantially all of the Company's assets, provided that in each case effective provision is made by the resulting and surviving corporation or otherwise for the protection of the rights of the holders of Series B Preferred Stock.

         Optional Redemption

         The Series B Preferred Stock may be redeemed by the Company commencing September 9, 1994, if the Closing Sales Price of the Common Stock equals or exceeds $5.00 for twenty (20) trading days within a period of thirty (30) consecutive trading days ending no more than five days prior to the notice of redemption. Subject to the foregoing, the Series B Preferred Stock is redeemable at the option of the Company at any time as a whole or from time to time in part, on at least 30 and not more than sixty (60) days notice.

         The redemption price for each share of Series B Preferred Stock is $1.00 per share.

         On or after the redemption date, dividends will cease to accumulate on shares of Series B Preferred Stock called for redemption provided that the redemption price (including any accrued but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

         If fewer than all of the shares of Series B Preferred Stock are to be redeemed at any time, the Company will select those to be redeemed pro rata, by lot or by a substantially equivalent method.

         Series C Preferred Stock

         The Company has issued and outstanding 7,500 shares of Series C Preferred Stock as of June 24, 1996. The terms of the Series C Preferred Stock are set forth in the Certificate of Designation of Convertible Series C Preferred Stock (the "Series C Certificate") which is summarized below.

         Voting Rights

         The Series C Preferred Stock has no voting rights except as provided by law.

         Dividends

         The holders of the Series C Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, payable in cash or common stock of the Company, par value $.0001 per share (the "Common Stock") at the Company's election, at the rate of 3% per annum of the Liquidation Value of the Series C Preferred Stock until and through June 30, 1997, at the rate of 6% per annum of the Liquidation Value of the Series C Preferred Stock commencing July 1, 1997 until and through June 30, 1998, and at the rate of 8% per annum of the Liquidation Value of the Series C Preferred Stock commencing on July 1, 1998 and at any time thereafter. The Liquidation Value shall be equal to $1,000.00 per share (the "Dividend Rate"). The dividend is payable semi-annually within seven (7) business days after each of December 31 and June 30 of each year, commencing December 31, 1996 (each, a "Dividend Declaration Date"). Dividends shall be paid only with respect to shares of Series C Preferred Stock actually issued and outstanding on a Dividend Declaration Date and to the holders of record as of the Dividend Declaration Date. Dividends shall accrue from the first day of the semi-annual period in which such dividend may be payable, except with respect to the first semi-annual dividend which shall accrue from the date of issuance of the Preferred Stock, June 12, 1996. In the event that the Company elects to pay dividends in Common Stock, each holder of Series C Preferred Stock shall receive shares of Common Stock equal to the quotient of (i) the Dividend Rate in effect on the applicable Dividend Declaration Date divided by (ii) the average of the closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national exchange, for the five
(5) trading days immediately prior to the Dividend Declaration Date (the "Stock Dividend Price").

         Conversion

         The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. The Series C Preferred Stock shall be convertible as follows:

                                    (i) Up to One Thousand Eight Hundred and
                  Seventy-Five (1,875) shares of Series C Preferred Stock may be converted at the Conversion Price (as that term is defined in Section 3(b) below) at any time on or after November 1, 1996, provided that any such shares of Common Stock issued upon conversion pursuant to this Section 3(a)(i) cannot be sold, transferred, pledged or hypothecated on or before December 1, 1996;

                                    (ii) Up to One Thousand Eight Hundred and
                  Seventy-Five (1,875) shares of Series C Preferred Stock may be converted at the Conversion Price at any time on or after January 1, 1997;

                                    (iii) Up to One Thousand Eight Hundred and
                  Seventy-Five (1,875) shares of Series C Preferred Stock may be converted at the Conversion Price on or after March 1, 1997; and

                                    (iv) The remaining One Thousand Eight
                  Hundred Seventy-Five (1,875) shares of Series C Preferred Stock may be converted at the Conversion Price at any time on or after May 1, 1997.

                  (b) Conversion Price. As used herein, the term Conversion Price shall be the product of (i) the average closing bid quotation of the Common Stock as reported on the over-the-counter market, or the closing sale price if listed on a national securities exchange, for the five (5) trading days immediately preceding the date of the Conversion Notice referred to in Section 3(c) below multiplied by (ii).75. Notwithstanding the foregoing, the Conversion Price shall, in no event, be less than $2.00 (the "Minimum Conversion Price"); provided, however, that the Minimum Conversion Price shall be subject to reduction as follows: (i) in the event that the Company fails to ship 1,000 television units or fails to receive $5,000,000 in gross sales prior to December 31, 1996, the Minimum Conversion Price shall be reduced by $.50; (ii) in the event that the Company fails to ship 2,500 television units or receive $12,500,000 in gross sales for the period commencing January 1, 1997 and continuing until and through June 30, 1997, the Minimum Conversion Price shall be reduced by $.50; and (iii) in the event that the Company fails to ship 2,500 television units or receive $12,500,000 in gross sales for the period July 1, 1997 and continuing until and through December 31, 1997, the Minimum Conversion Price shall be reduced by $.50.

                  (c) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Company at any time or from time to time while shares of Series C Preferred Stock are issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (d) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph (d) of this Section 3), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

         Liquidation Preference.

         The holders of shares of Series C Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Series C Preferred Stock, $1,000.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

Public Redeemable Warrants

         The Public Redeemable Warrants were issued by the Company pursuant to an agreement (the "Warrant Agreement") dated as of the effective date of the initial public offering, July 24, 1990, by and between the Company and Continental Stock Transfer & Trust

Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Public Redeemable Warrants gives effect to the Company's March 1992 two-for-one stock split and is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement relating to the Company's initial public offering.

         Each Public Redeemable Warrant presently represents the right of the registered holder to purchase two (2) shares of Common Stock at an exercise price of $1.50 per share until July 24, 1995, subject to adjustment (the "Purchase Price"). The Company has the right to reduce the Purchase Price or increase the number of shares issuable upon the exercise of Public Redeemable Warrants commencing July 24, 1991. The Public Redeemable Warrants will be entitled to the benefit of adjustments in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

         Each Public Redeemable Warrant expires on July 23, 1998 (the "Expiration Date"), subject to extension. The Company may at any time extend the Expiration Date of all outstanding Public Redeemable Warrants for such increased period of time as it may determine.

         At any time prior to the close of business on the Expiration Date (on which date the Public Redeemable Warrants become wholly void and of no value), the Public Redeemable Warrants may be exercised at the office of the Warrant Agent except as otherwise set forth below.

         Under the provisions of the Warrant Agreement, the Company has the right at any time commencing on the later of January 24, 1991 or six months after the Separation Date to redeem the Public Redeemable Warrants in whole for cancellation at a price of $.10 each, by written notice mailed 30 days prior to the redemption date to each Redeemable Warrant holder at his address as it appears on the books of the Warrant Agent, such notice only to be given within 15 days following any period of 20 consecutive trading days during which the average closing bid price for the shares of Common Stock (if then traded on the National Association of Securities Dealers, Inc. Automated Quotation System or on a national securities exchange) equals or exceeds $3.94 per share, subject to adjustments for stock dividends, splits and the like. If the Public Redeemable Warrants are called for redemption and cancellation, they must be exercised prior to the close of business on the date of any such redemption and cancellation or the right to purchase the applicable shares of Common Stock is forfeited.

         No holder, as such, of any Public Redeemable Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Public Redeemable Warrant has been duly exercised and the Purchase Price has been paid.

         The Company is required either to maintain the effectiveness of the Registration Statement or to file a new registration statement with the Securities and Exchange Commission, with respect to the securities underlying the Public Redeemable Warrants prior to the exercise of the Public Redeemable Warrants and to deliver a prospectus as required by Section 10(a)(3) of the Securities Act of 1933, as amended, with respect to such securities to all Redeemable Warrant holders prior to the exercise or redemption of such Public Redeemable Warrants.

Transfer Agent, Registrar and Warrant Agent

         The Company has appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004 as transfer agent and registrar for the Units, the Common Stock and the Public Redeemable Warrants, and as Warrant Agent under the Warrant Agreement.

              MARKET FOR THE COMPANY'S COMMON EQUITY AND DIVIDENDS

         The Company's Common Stock, Public Redeemable Warrants and Series B Preferred Stock are quoted on NASDAQ under the following symbols:

                  Common Stock:                        PJTV
                  Public Redeemable Warrants:          PJTVW
                  Series B Preferred Stock:            PJTVP

         The Common Stock and Public Redeemable Warrants were initially registered and traded as Units and were not separately transferrable until August 24, 1991. The Units commenced trading in the over-the-counter market on the closing of the Company's initial public offering on August 1, 1990.

         On February 27, 1992 the Company announced a two-for-one stock split, effective March 2, 1992. Accordingly, all quoted prices for the Company's securities commencing with the first quarter of 1992 are adjusted to reflect the March 1992 two-for-one stock split.

         The Series B Preferred Stock was initially registered on September 9, 1992 in connection with the Company's Public Redeemable Warrant incentive program (the "Warrant Incentive Program"). Prior to that time, there was no public market for the Series B Preferred Stock. Pursuant to the Warrant Incentive Program, holders of the Company's Public Redeemable Warrants who exercised their Public Redeemable Warrants within 65 days after September 9, 1992 received one (1) share of Series B Preferred Stock for every three (3) Public Redeemable Warrants exercised. In connection with the Warrant Incentive Program, the Company issued 246,452 shares of Series B Preferred Stock.

         The Common Stock, Public Redeemable Warrants and Series B Preferred Stock of the Company are traded in the over-the-counter market and are quoted on the NASDAQ inter-dealer automated quotations system. There is no public trading market for the Company's Series A Preferred Stock and only one (1) holder thereof. The high and low bid quotations for the Common Stock, Public Redeemable Warrants and Series B Preferred Stock for each full quarterly period for the fiscal years ending December 31, 1994 and December 31, 1995 and for the first quarter of 1996 through February 23, 1996 are listed below:

                                             PUBLIC
                                             REDEEMABLE        SERIES B
                          COMMON STOCK       WARRANTS          PREFERRED STOCK
1994 Calendar Quarter     Quoted Bid Price   Quoted Bid Price  Quoted Bid Price
- ---------------------     ----------------   ----------------  ----------------
                          High     Low       High     Low      High      Low
                          ----     ---       ----     ---      ----      ---

First Quarter             11.00    5.75      17.00    9.00     11.00     5.75
Second Quarter             8.50    4.88      12.50    7.00      8.25     4.75
Third Quarter              6.13    4.13       9.00    5.00      6.00     4.50
Fourth Quarter             6.50    3.13       9.00    6.50      6.25     3.50

                                             PUBLIC
                                             REDEEMABLE        SERIES B
                          COMMON STOCK       WARRANTS          PREFERRED STOCK
1995 Calendar Quarter     Quoted Bid Price   Quoted Bid Price  Quoted Bid Price
- ---------------------     ----------------   ----------------  ----------------
                          High     Low       High     Low      High      Low
                          ----     ---       ----     ---      ----      ---

First Quarter              3.67    2.50       4.17    2.67      4.00     3.04
Second Quarter             3.30    1.81       3.17    1.33      3.58     2.29
Third Quarter              3.90    2.54       4.38    2.50      4.13     2.92
Fourth Quarter             5.52    3.44       7.83    5.33      5.83     4.25

                                             PUBLIC
                                             REDEEMABLE        SERIES B
                          COMMON STOCK       WARRANTS          PREFERRED STOCK
1996 Calendar Quarter     Quoted Bid Price   Quoted Bid Price  Quoted Bid Price
- ---------------------     ----------------   ----------------  ----------------
                          High     Low       High     Low      High      Low
                          ----     ---       ----     ---      ----      ---

First Quarter              5.19    3.50       6.50    4.00      5.25     4.75
Second Quarter             4.00    1.88       5.00    2.50      5.00     3.00
Third Quarter (through     3.75    2.48       4.00    3.00      4.00     3.25
  July 24, 1996)

         On July 24, 1996 the closing bid and asked prices of Common Stock as reported on the NASDAQ system were $2 15/16 and $3 1/16 per share, respectively. On July 24, 1996, the closing bid and asked prices of Public Redeemable Warrants as reported on the NASDAQ system were $4 and $5 per Public Redeemable Warrant, respectively. On July 24, 1996, the closing bid and asked prices of Series B Preferred Stock on the NASDAQ system were $4 and $4 14, respectively.

         On July 24, 1996 there were 412 holders of record of Common Stock, 4 holders of record of Public Redeemable Warrants and 8 holders of record of Series B Preferred Stock.

         No cash dividends have been paid by the Company and management does not anticipate paying cash dividends in the foreseeable future.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock will be passed upon for the Company by Zukerman Gore & Brandeis, LLP, New York, New York.

                                     EXPERTS

         The financial statements of the Company for the year ended December 31, 1995 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance on the report of Deloitte & Touche, LLP, independent accountants, given upon the authority of that firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company in accordance with the Exchange Act can be inspected and copies made at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661 and 7 World Trade Center, New York, NY 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of this Prospectus, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

No dealer, salesman or other person
has been authorized to give any
information or to make any
representations not contained in
this Prospectus and if given or
made, such information or
representations must not be relied
upon as having been authorized by
the Company or any Underwriter.
Neither the delivery of this
Prospectus nor any sale made
hereunder shall under any
circumstances create any implication
that there has been no change in the               PROJECTAVISION, INC.
affairs of the Company since the
date hereof. This Prospectus does
not constitute an offer to sell or a         2,242,850 Shares of Common Stock,
solicitation of an offer to buy any           Offered by Selling Stockholders
of the securities offered hereby in
any jurisdiction to any person to
make such offer or solicitation in
such jurisdiction.


       TABLE OF CONTENTS

                               Page
                                                        PROSPECTUS
Incorporation of Certain
 Documents by Reference.......
Prospectus Summary............
Risk Factors..................
The Company...................
Selling Stockholders..........
Plan of Distribution..........                       ___________, 1996
Description of
 Capital Stock................
Market for the Company's
  Common Equity
  and Dividends...............
Legal Matters.................
Experts.......................
Available Information.........

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Items 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth expenses payable by the Company in connection with the registration of the securities being registered. All of the amounts show are estimates, other than the Securities and Exchange Commission Registration Fee.

    SEC filing fee..........................      $ 2,320.19
    Accounting fees and expenses............        5,000.00
    Legal fees and expenses.................        5,000.00
    Printing and engraving..................            0.00
    Transfer Agent's and Registrar fees.....            0.00
    Miscellaneous expenses..................        2,679.81
                                                   ---------
    Total..............................           $15,000.00
                                                   =========

Item 15.  Indemnification of Directors and Officers.

    The Company's Certificate of Incorporation provides for indemnification of personal liability of the Directors of the Corporation to the fullest extent permitted by paragraph "7" of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware.

    Article VII of the Amended By-Laws of the Company ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Delaware General Corporation Law.

    Article VII of the Amended By-Laws provides as follows:

                                  "ARTICLE VII"

                                 INDEMNIFICATION

    The Corporation shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement or such action or suit, (b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under subsections (a) through (f) of Section 145 the of General Corporation Law of the State of Delaware of the indemnification provisions of any successor statute and (c) advance reasonable and necessary expenses in connection with such actions or suits, and not seek reimbursement of such expenses unless there is a specific determination that the officer or director is not entitled to such indemnification. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such persons may be entitled, under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Company has entered into an Indemnification Agreement with each of its Directors and certain officers, employees, agents or fiduciaries designated by the Board of Directors (the "Indemnified Party") which provides that the Company indemnify the Director or other party thereto to the fullest extent permitted by applicable law. The agreement includes indemnification, to the extent permitted by applicable law, against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with any civil or criminal action or administrative proceeding arising out of the Indemnified Party's performance of his duties as a Director or officer of the Company. Such indemnification is available if the Indemnified Party acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    The Company maintains officers' and directors' liability insurance that provides for a maximum of $2,000,000 of coverage, subject to a $100,000 corporate reimbursement per occurrence payable by the Company. Any payments made by the Company under an Indemnification Agreement which are not covered by the insurance policy may have an adverse impact on the Company's earnings.

Item 16.  Exhibits.

Exhibit No.

*    3.1                      Certificate of Incorporation of the Company

*    3.2                      Amendment to Certificate of Incorporation

**   3.3                      Amended By-Laws of the Company

***  5.1                      Opinion of Zukerman Gore & Brandeis, LLP

*** 24.1 Consent of Zukerman Gore & Brandeis, LLP included in Exhibit 5.1

*** 24.2                      Consent of Deloitte & Touche


- ----------
* Previously filed as an exhibit to Registration Statement on Form S-1, registration no. 33-33997.

** Previously filed as an exhibit to Company's annual report on Form 10-K for the fiscal year ended December 31, 1991.

*** To be filed by amendment.

Item 17.  Undertakings.

    The undersigned Company hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S- 8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (a) The undersigned Company hereby undertakes that, for the purposes of determining any liability under the securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) and 15(d) of the Securities Exchange Act of 1934 that is incorporate by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to afforded to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on July 25, 1996.

                                                 PROJECTAVISION, INC.


                                              By:/s/ Martin Holleran
                                                 ---------------------------
                                                 Martin Holleran, President
                                                 Chief Operating Officer and
                                                 Director

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                      Title                                 Date
- ---------                      -----                                 ----

/s/ Marvin Maslow              Chief Executive Officer           July 25, 1996
- -------------------------      and Chairman of the Board
Marvin Maslow                  of Directors



/s/ Martin Holleran            President, Chief                  July 25, 1996
- -------------------------      Operating Officer and
Martin Holleran                Director



/s/ Jules Zimmerman            Chief Financial                   July 25, 1996
- -------------------------      Officer, Secretary and
Jules Zimmerman                Director



                               Director
Martin D. Fife


/s/ Richard S. Hickok
- -------------------------      Director                          July 25, 1996
Richard S. Hickok


                               Director
Dr. Craig I. Fields


/s/ Sherman Langer             Director                          July 25, 1996
- -------------------------
Sherman Langer


                               Director
- -------------------------
Arther Lipper